UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2015 (December 28, 2015)

OPTIMUMBANK HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-50755	55-0865043
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2477 East Commercial Boulevard, Fort Lauderdale, FL 33308

(Address of Principal Executive Offices) (Zip Code)

(954) 776-2332

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 28, 2015, OptimumBank Holdings, Inc. (the “Company”) filed an Amendment to its Articles of Incorporation (the “Articles”), with the Secretary of State of the State of Florida, to effect a one-for-ten reverse stock split of the Company’s shares of common stock.

The amendment of the Articles was approved by the Board of Directors on December 22, 2015. The amendment did not require the approval of the shareholders of the Company.

As a result of the reverse stock split, every ten shares of the Company’s pre-reverse split common stock will be combined and reclassified into one share of the Company’s common stock. Proportionate voting rights and other rights of common stockholders will not be affected by the reverse stock split, other than as a result of the rounding up of fractional shares. Stockholders who would otherwise hold a fractional share of common stock will receive an increase to their common stock as the common stock will be rounded up to a full share. No fractional shares will be issued in connection with the reverse stock split.

The reverse stock split will become effective at 5:00 pm, Eastern Time, on January 11, 2016 and the Company’s common stock will trade on the NASDAQ Capital Market on a post-split basis at the open of business on January 12, 2016. The Company’s post-reverse split common stock has a new CUSIP number: 68401P 403, but the par value and other terms of the common stock were not affected by the reverse stock split.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock.

On December 28, 2015, the Company issued a press release with respect to the reverse stock split described above, which is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

A copy of the Amendment to the Articles is being filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

3.1	Amendment to Articles of Incorporation

99.1	Press Release dated December 28, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 30, 2015	By:	/s/ Joel Klein
Joel Klein Director